Exhibit 99.1

Southern First Reports Results for Second Quarter 2020

Greenville, South Carolina, July 28, 2020 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three and six-month period ended June 30, 2020.

“In this current environment, our focus continues to be on the care of our team and clients,” stated Art Seaver, the company’s Chief Executive Officer. “This was a quarter that witnessed significant activity around the PPP program, and I am proud of our team for their passion to help our clients. We remain diligent in our focus on risk in this environment and in continuing to impact lives – the mission of our company.”

2020 Second Quarter Highlights
●	Net income of $4.7 million, compared to $7.2 million for Q2 2019
●	Diluted earnings per common share of $0.60 per share, compared to $0.93 for Q2 2019
●	Loan loss provision of $10.2 million, compared to $300 thousand for Q2 2019

COVID-19 Update
●	Payment modifications on 863 loans for $647.1 million
○ 56% of modifications, or $362.1 million, returned to original payment status
●	Loans within nine targeted industries represent 43% of total modifications
○ 41% of target industry modifications, or $150.0 million, returned to original payment status
●	Completed sale of $97.5 million PPP loan portfolio, recognizing net SBA fees of $2.2 million in Q2 2020
●	Columbia office, South Carolina consolidation as a result of success in digital strategies

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2020	2020	2019	2019	2019
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$4,678	2,832	7,198	7,412	7,239
Earnings per common share, diluted	0.60	0.36	0.92	0.95	0.93
Total revenue(1)	28,981	22,014	21,136	21,675	20,629
Net interest margin (tax-equivalent)(2)	3.42%	3.43%	3.41%	3.36%	3.43%
Return on average assets(3)	0.77%	0.51%	1.32%	1.37%	1.43%
Return on average equity(3)	8.78%	5.42%	14.18%	15.20%	15.72%
Efficiency ratio(4)	43.63%	56.20%	51.92%	52.98%	55.11%
Noninterest expense to average assets (3)	2.09%	2.23%	2.01%	2.12%	2.24%
Balance Sheet ($ in thousands):
Total loans(5)	$2,036,801	2,030,261	1,943,525	1,838,427	1,809,355
Total deposits	2,188,643	2,025,698	1,876,124	1,899,295	1,854,008
Core deposits(6)	1,991,005	1,804,027	1,656,005	1,690,294	1,619,722
Total assets	2,482,295	2,372,249	2,267,195	2,201,626	2,116,044
Loans to deposits	93.06%	100.23%	103.59%	96.80%	97.59%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	13.76%	13.59%	13.73%	13.63%	12.31%
Tier 1 risk-based capital ratio	11.37%	11.29%	11.63%	11.51%	11.40%
Leverage ratio	9.38%	10.00%	10.10%	9.82%	9.95%
Common equity tier 1 ratio(8)	10.72%	10.63%	10.94%	10.80%	10.67%
Tangible common equity(9)	8.71%	8.87%	9.08%	9.02%	8.97%
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	0.36%	0.42%	0.30%	0.32%	0.27%
Net charge-offs as a percentage of average loans(5) (YTD annualized)	0.12%	0.04%	0.08%	0.09%	0.03%
Allowance for loan losses as a percentage of loans(5)	1.55%	1.11%	0.86%	0.86%	0.89%
Allowance for loan losses as a percentage of nonaccrual loans	350.74%	226.14%	244.95%	225.50%	277.91%
[Footnotes to table located on page 7]

COVID-19 IMPACT
As a result of the uncertain economic conditions brought about by the COVID-19 pandemic, our business and that of many of our clients has been impacted significantly. In order to maintain the safety of our team and our clients, we shifted approximately 70% of our team to working remotely and began operating in a drive-thru only mode with “in-person” client meetings by appointment in late March 2020. This strategy, combined with digital technology, has proven to be extremely effective, highlighting a number of possibilities for operational improvements, including consolidating our three Columbia, South Carolina offices into one location. We believe that this office combination will create a new synergy among our Columbia team, assist with staffing challenges and facilitate a renewed sense of service to our clients. The consolidation is expected to take place on September 30, 2020.

In an effort to assist our clients through this challenging time, we became an approved SBA lender in March 2020 and processed 853 loans under the Payroll Protection Program (“PPP”) for a total of $97.5 million, receiving SBA lender fee income of $3.9 million. As the regulations and guidance for PPP loans and the forgiveness process continued to change and evolve, management recognized the operational risk and complexity associated with this portfolio and decided to pursue the sale of the PPP loan portfolio to a third party better suited to support and serve our PPP clients through the loan forgiveness process. This loan sale will allow our team to focus on serving our clients and proactively monitor and address credit risk brought on by the pandemic. On June 26, 2020 we completed the sale of our PPP loan portfolio to The Loan Source Inc., together with its servicing partner ACAP SME LLC, and immediately recognized SBA lender fee income of $2.2 million, net of sale and processing costs.

Beginning late in the first quarter of 2020, we began granting loan modifications or deferrals to certain borrowers affected by the pandemic on a short-term basis of three to six months. As of June 30, 2020, our clients had requested loan payment deferrals or payments of interest only on 863 loans totaling $647.1 million, of which 90.0% were commercial loans. As of June 30, 2020, 56% of these loans have reached the end of their deferral period and are beginning to resume normal payments. At June 30, 2020, non-performing assets were not yet materially impacted by the economic pressures of COVID-19; however, accruing TDRs increased by $2.9 million during the first quarter of 2020 due to loan modifications related to three client relationships who were experiencing financial difficulty prior to the pandemic.

As we closely monitor credit risk and our exposure to increased loan losses resulting from the impact of COVID-19 on our commercial clients, we have identified nine loan categories to monitor during this crisis. The table below identifies these segments as well as the outstanding and committed loan balances for each industry. Of the $276.9 million of loans modified in these categories, 54% have begun to resume normal payments.

	June 30, 2020
				% of
		% of Total	Total	Committed	Total
	Balance	Loans	Committed	Balance	Modified
(dollars in thousands)	Outstanding	Outstanding	Balance	Outstanding	Balance	% Modified
Religious organizations	$60,088	3.0%	90,439	66.4%	33,671	56.0%
Entertainment facilities	4,745	0.2%	9,325	50.9%	845	17.8%
Hotels	84,163	4.1%	104,049	80.9%	74,383	88.4%
Personal care businesses	1,356	0.1%	1,395	97.2%	572	42.2%
Restaurants	14,467	0.7%	15,977	90.5%	9,889	68.4%
Sports facilities	22,098	1.1%	22,768	97.1%	21,064	95.3%
Travel related businesses	3,325	0.2%	4,082	81.5%	3,080	92.6%
Private healthcare facilities	36,054	1.8%	41,116	87.7%	24,857	68.9%
Non-essential retail	191,674	9.4%	199,873	95.9%	108,508	56.6%
Total	$417,970	20.5%	489,024	85.5%	276,869	66.2%
[Footnotes to table located on page 7]

INCOME STATEMENTS – Unaudited

	Quarter Ended					Six Months Ended
	Jun 30	Mar 31	Dec 31	Sept 30	June 30	June 30
(in thousands, except per share data)	2020	2020	2019	2019	2019	2020	2019
Interest income
Loans	$23,554	23,367	23,124	22,817	22,098	46,921	42,988
Investment securities	384	396	438	576	539	780	1,087
Federal funds sold	53	103	334	663	451	155	625
Total interest income	23,991	23,866	23,896	24,056	23,088	47,856	44,700
Interest expense
Deposits	3,627	5,174	5,771	6,409	6,175	8,802	11,550
Borrowings	590	594	492	368	374	1,184	793
Total interest expense	4,217	5,768	6,263	6,777	6,549	9,986	12,343
Net interest income	19,774	18,098	17,633	17,279	16,539	37,870	32,357
Provision for loan losses	10,200	6,000	1,050	650	300	16,200	600
Net interest income after provision for loan losses	9,574	12,098	16,583	16,629	16,239	21,670	31,757
Noninterest income
Mortgage banking income	5,776	2,668	2,181	3,055	2,830	8,444	4,687
Service fees on deposit accounts	197	262	260	271	265	459	530
ATM and debit card income	394	398	441	464	443	793	823
Income from bank owned life insurance	270	270	281	282	222	540	438
Gain on sale of securities, net	-	-	719	2	3	-	-
Loss on extinguishment of debt	(37)	-	(1,496)	-	-	(37)	-
Net lender fees on PPP loan sale	2,247	-	-	-	-	2,247	-
Other income	360	318	1,117	322	327	679	606
Total noninterest income	9,207	3,916	3,503	4,396	4,090	13,125	7,084
Noninterest expense
Compensation and benefits	8,450	7,871	7,175	7,668	7,399	16,322	14,182
Occupancy	1,498	1,536	1,429	1,416	1,343	3,033	2,682
Outside service and data processing costs	1,228	1,192	1,109	1,073	1,045	2,420	2,005
Insurance	298	320	70	145	280	619	598
Professional fees	527	497	447	399	414	1,023	853
Marketing	101	258	208	237	236	359	496
Other	542	698	535	546	651	1,240	1,200
Total noninterest expenses	12,644	12,372	10,973	11,484	11,368	25,016	22,016
Income before provision for income taxes	6,137	3,642	9,113	9,541	8,961	9,779	16,825
Income tax expense	1,459	810	1,915	2,129	1,722	2,269	3,576
Net income available to common shareholders	$4,678	2,832	7,198	7,412	7,239	7,510	13,249

Earnings per common share – Basic	$0.61	0.37	0.94	0.98	0.97	0.98	1.77
Earnings per common share – Diluted	0.60	0.36	0.92	0.95	0.93	0.96	1.71
Basic weighted average common shares	7,722	7,679	7,608	7,548	7,496	7,701	7,478
Diluted weighted average common shares	7,819	7,827	7,811	7,781	7,756	7,823	7,749
[Footnotes to table located on page 7]

Net income for the second quarter of 2020 was $4.7 million, or $0.60 per diluted share, a $1.8 million increase from the first quarter of 2020 and a $2.6 million decrease from the second quarter of 2019. For the six months ended June 30, 2020, net income was $7.5 million, a decrease of 43.3% over the six months ended June 30, 2019.

Net interest income increased $1.7 million for the second quarter of 2020 compared with the first quarter of 2020, reflecting an increase in loan balances and a reduction in deposit costs. In comparison to the second quarter of 2019, net interest income increased $3.2 million, or 19.6%. Net interest income for the first six months of 2020 increased 17.0% compared with the first half of 2019.

The provision for loan losses increased to $10.2 million for the second quarter of 2020, compared to $6.0 million for the first quarter and $300 thousand for the second quarter of 2019. The increased provision during the second quarter of 2020 was driven by qualitative factors related to the uncertain economic conditions created by the COVID-19 pandemic. The provision for loan losses totaled $16.2 million for the first six months of 2020 compared to $600 thousand for the first six months of 2019.

Noninterest income totaled $9.2 million for the second quarter of 2020, a $5.3 million increase from the first quarter of 2020, and $5.1 million increase from the second quarter of 2019. The primary drivers of the increases were mortgage banking income resulting from the favorable mortgage rate environment and net SBA lender fee income of $2.2 million received on PPP loans originated and then sold to a third party.

Noninterest expense for the second quarter of 2020 increased $272 thousand compared with the first quarter of 2020 and $1.3 million compared with the second quarter of 2019. The increases were due primarily to higher compensation and benefits expense related to mortgage banking.

Our effective tax rate was 23.8% for the second quarter of 2020, 22.2% for the first quarter of 2020, and 19.2% for the second quarter of 2019. The higher tax rate this quarter relates to the favorable tax impact of stock option transactions in the prior periods.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$100,009	$53	0.21%	$46,101	$103	0.90%	$71,905	$451	2.52%
Investment securities, taxable	68,669	339	1.99%	66,640	381	2.30%	74,172	501	2.71%
Investment securities, nontaxable(2)	6,749	58	3.48%	3,815	19	2.05%	5,288	49	3.74%
Loans(10)	2,150,717	23,554	4.40%	2,003,554	23,367	4.69%	1,786,532	22,098	4.96%
Total interest-earning assets	2,326,144	24,004	4.15%	2,120,110	23,870	4.53%	1,937,897	23,099	4.78%
Noninterest-earning assets	107,054			111,338			94,673
Total assets	$2,433,198			$2,231,448			$2,032,570
Interest-bearing liabilities
NOW accounts	$252,465	91	0.14%	$227,688	168	0.30%	$199,118	140	0.28%
Savings & money market	975,539	2,069	0.85%	956,588	3,369	1.42%	849,570	3,879	1.83%
Time deposits	318,379	1,467	1.85%	329,664	1,637	2.00%	381,593	2,156	2.27%
Total interest-bearing deposits	1,546,383	3,627	0.94%	1,513,940	5,174	1.37%	1,430,281	6,175	1.73%
FHLB advances and other borrowings	80,898	175	0.87%	43,470	158	1.46%	25,136	217	3.46%
Subordinated debentures	35,926	415	4.65%	35,900	436	4.88%	13,403	157	4.70%
Total interest-bearing liabilities	1,663,207	4,217	1.02%	1,593,310	5,768	1.46%	1,468,820	6,549	1.79%
Noninterest-bearing liabilities	555,746			427,992			379,023
Shareholders’ equity	214,245			210,146			184,727
Total liabilities and shareholders’ equity	$2,433,198			$2,231,448			$2,032,570
Net interest spread			3.13%			3.07%			2.99%
Net interest income (tax equivalent) / margin		$19,787	3.42%		$18,102	3.43%		$16,550	3.43%
Less: tax-equivalent adjustment(2)		13			4			11
Net interest income		$19,774			$18,098			$16,539
[Footnotes to table located on page 7]

Net interest income was $19.8 million for the second quarter of 2020, a $1.7 million increase from the first quarter of 2020. Interest income increased by $134 thousand while interest expense decreased by $1.6 million due primarily to a 43 basis point reduction in deposit costs. While average loan balances increased by $147.2 million, loan yield decreased by 29 basis points, neutralizing the impact to interest income. In comparison with the second quarter of 2019, net interest income increased $3.2 million due to higher loan balances and lower deposit costs, partially offset by lower yields on interest-earning assets and a higher subordinated debt balance. Our net interest margin, on a tax-equivalent basis, was 3.42% for the second quarter of 2020, a slight decrease from 3.43% for the first quarter of 2020 and the second quarter of 2019. Lower deposit costs nearly offset the lower loan yield during the second quarter of 2019, decreasing the impact to net interest margin.

BALANCE SHEETS - Unaudited

	Ending Balance
	June 30	March 31	December 31	September 30	June 30
(in thousands, except per share data)	2020	2020	2019	2019	2019
Assets
Cash and cash equivalents:
Cash and due from banks	$47,292	17,521	19,196	44,349	12,220
Federal funds sold	87,743	40,277	89,256	19,215	64,520
Interest-bearing deposits with banks	103,371	83,314	19,364	70,959	40,044
Total cash and cash equivalents	238,406	141,112	127,816	134,523	116,784
Investment securities:
Investment securities available for sale	70,997	70,507	67,694	89,427	75,252
Other investments	2,610	5,341	6,948	3,307	3,311
Total investment securities	73,607	75,848	74,642	92,734	78,563
Mortgage loans held for sale	44,169	34,948	27,046	40,630	24,509
Loans (5)	2,036,801	2,030,261	1,943,525	1,838,427	1,809,355
Less allowance for loan losses	(31,602)	(22,462)	(16,642)	(15,848)	(16,144)
Loans, net	2,005,199	2,007,799	1,926,883	1,822,579	1,793,211
Bank owned life insurance	40,551	40,281	40,011	39,730	39,448
Property and equipment, net	61,344	58,656	58,478	54,846	48,262
Deferred income taxes	4,017	4,087	4,275	8,970	7,049
Other assets	15,002	9,518	8,044	7,614	8,218
Total assets	$2,482,295	2,372,249	2,267,195	2,201,626	2,116,044
Liabilities
Deposits	$2,188,643	2,025,698	1,876,124	1,899,295	1,854,008
Federal Home Loan Bank advances	-	65,000	110,000	25,000	25,000
Subordinated debentures	35,944	35,917	35,890	35,887	13,403
Other liabilities	41,554	35,159	39,321	42,950	33,779
Total liabilities	2,266,141	2,161,774	2,061,335	2,003,132	1,926,190
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	77	77	77	76	76
Nonvested restricted stock	(1,001)	(1,105)	(803)	(919)	(887)
Additional paid-in capital	108,031	107,529	106,152	105,378	104,354
Accumulated other comprehensive income (loss)	805	410	(298)	424	188
Retained earnings	108,242	103,564	100,732	93,535	86,123
Total shareholders’ equity	216,154	210,475	205,860	198,494	189,854
Total liabilities and shareholders’ equity	$2,482,295	2,372,249	2,267,195	2,201,626	2,116,044
Common Stock
Book value per common share	$27.95	27.27	26.83	26.05	25.12
Stock price:
High	30.49	42.72	44.32	41.69	39.16
Low	24.21	21.64	37.94	36.27	33.97
Period end	27.71	28.37	42.49	39.85	39.16
Common shares outstanding	7,735	7,718	7,673	7,619	7,558
[Footnotes to table located on page 7]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2020	2020	2019	2019	2019
Nonperforming Assets Commercial
Owner occupied RE	$-	-	-	-	-
Non-owner occupied RE	2,428	3,268	188	1,963	372
Construction	-	-	-	-	-
Commercial business	229	231	235	198	65
Consumer
Real estate	1,324	1,821	1,829	1,637	1,710
Home equity	360	427	431	467	442
Construction	-	-	-	-	-
Other	-	-	-	-	-
Nonaccruing troubled debt restructurings	4,669	4,186	4,111	2,763	3,220
Total nonaccrual loans	9,010	9,933	6,794	7,028	5,809
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$9,010	9,933	6,794	7,028	5,809
Nonperforming assets as a percentage of:
Total assets	0.36%	0.42%	0.30%	0.32%	0.27%
Total loans	0.44%	0.49%	0.35%	0.38%	0.32%
Accruing troubled debt restructurings (TDRs)	$7,332	7,939	5,219	5,791	6,935

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2020	2020	2019	2019	2019
Allowance for Loan Losses
Balance, beginning of period	$22,462	16,642	15,848	16,144	16,051
Loans charged-off	(1,083)	(266)	(275)	(963)	(237)
Recoveries of loans previously charged-off	23	86	19	17	30
Net loans charged-off	(1,060)	(180)	(256)	(946)	(207)
Provision for loan losses	10,200	6,000	1,050	650	300
Balance, end of period	$31,602	22,462	16,642	15,848	16,144
Allowance for loan losses to gross loans	1.55%	1.11%	0.86%	0.86%	0.89%
Allowance for loan losses to nonaccrual loans	350.74%	226.14%	244.95%	225.50%	277.91%
Net charge-offs to average loans QTD (annualized)	0.24%	0.04%	0.06%	0.21%	0.06%

Total nonperforming assets decreased by $923 thousand to $9.0 million for the second quarter of 2020, representing 0.36% of total assets, a decrease of six basis points compared to the first quarter of 2020. The decrease in nonperforming assets was primarily a result of a $912 thousand charge-off on one commercial real estate loan. The allowance for loan losses as a percentage of nonaccrual loans was 350.74% at June 30, 2020, compared to 226.14% at March 31, 2020 and 277.91% at June 30, 2019.

At June 30, 2020, the allowance for loan losses was $31.6 million, or 1.55% of total loans, compared to $22.5 million, or 1.11% of total loans, at March 31, 2020 and $16.1 million, or 0.89% of total loans, at June 30, 2019. Net charge-offs were $1.1 million, or 0.24% on an annualized basis, for the second quarter of 2020 compared to $180 thousand, or 0.04% of net charge-offs, annualized, for the first quarter of 2020. Net charge-offs were $207,000 for the second quarter of 2019. The provision for loan losses was $10.2 million for the second quarter of 2020 compared to $6.0 million for the first quarter of 2020 and $300 thousand for the second quarter of 2019. The increased provision during the second quarter of 2020 was driven by the COVID-19 pandemic and qualitative adjustment factors related to the uncertain economic conditions at June 30, 2020.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2020	2020	2019	2019	2019
Commercial
Owner occupied RE	$420,858	422,124	407,851	392,896	390,727
Non-owner occupied RE	554,566	534,846	501,878	481,865	455,346
Construction	71,761	74,758	80,486	75,710	85,065
Business	310,212	317,702	308,123	290,154	292,564
Total commercial loans	1,357,397	1,349,430	1,298,338	1,240,625	1,223,702
Consumer
Real estate	437,742	427,697	398,245	346,512	342,100
Home equity	173,739	183,099	179,738	174,611	170,861
Construction	45,629	45,240	41,471	49,548	46,247
Other	22,294	24,795	25,733	27,131	26,445
Total consumer loans	679,404	680,831	645,187	597,802	585,653
Total gross loans, net of deferred fees	2,036,801	2,030,261	1,943,525	1,838,427	1,809,355
Less—allowance for loan losses	(31,602)	(22,462)	(16,642)	(15,848)	(16,144)
Total loans, net	$2,005,199	2,007,799	1,926,883	1,822,579	1,793,211

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2020	2020	2019	2019	2019
Non-interest bearing	$573,548	437,855	397,331	414,704	368,906
Interest bearing:
NOW accounts	285,953	260,320	228,680	230,676	229,109
Money market accounts	1,006,233	979,861	898,923	891,784	857,478
Savings	22,675	19,563	16,258	15,912	15,180
Time, less than $100,000	41,610	43,596	47,941	55,501	59,382
Time and out-of-market deposits, $100,000 and over	258,624	284,503	286,991	290,718	323,953
Total deposits	$2,188,643	2,025,698	1,876,124	1,899,295	1,854,008

Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000.
(7) June 30, 2020 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly-owned subsidiary, Southern First Bank, is the largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 13 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $2.5 billion and its common stock is traded on the NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities the company serves, which may have an adverse impact on the company’s business, operations and performance, and could have a negative impact on the company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) changes in interest rates, which may affect the company’s net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (7) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com